Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Expands to Hong Kong with New Entity: Celsius Holdings Asia Limited - Product Distribution Now Hits retail through A.S. Watson

BOCA RATON, FL / July 10, 2017 / Celsius Holdings, Inc. (NASDAQ: CELH), the makers of CELSIUS®, a clinically proven fitness drink, today announced significant corporate milestones, advancing the Company’s position with an international presence in Hong Kong. The Hong Kong expansion is the fruition of an alliance which began in November 2016, when Celsius Holdings, Inc. reached a distribution agreement with A.S. Watson Group (ASW), the largest international health and beauty retailer in Asia and Europe.

Celsius Holdings, Inc. will partner with A.S. Watson Industries, a member of ASW, which owns the renowned bottled water brand Watsons Water, and also other beverage distributing businesses. The partnership will focus on Hong Kong distribution, increasing market share and leveraging the CELSIUS® brand.

Kim Siu, General Manager – Marketing of A.S. Watson Industries is glad to launch CELSIUS® in Hong Kong, “A.S. Watson Industries has been expanding our product portfolio, to offer more health-enhancing beverage products to customers. CELSIUS® is an ideal partner to our expansion, a scientifically proven, high performance fitness drink with great taste, providing unique calorie reduction and fat-burning benefits, which is perfect for all occasions. We are excited to become the exclusive distributor of CELSIUS® in Hong Kong, which will be launched in key supermarket and convenience store chains. We hope that the introduction of CELSIUS® will be able to bring the health and fitness lifestyle of HK people to another level.”

As part of the global mission, Celsius Holdings, Inc., has set up a new business entity in Hong Kong known as Celsius Asia Holdings Limited, a wholly-owned subsidiary focused on Asia expansion. The new entity is based in the Causeway Bay area of Hong Kong and led by Roger C. Ng, Managing Director, Asia. Joining Ng are three experienced beverage industry veterans; Ronnie Char serving as General Manager, Asia; Jeremy One, leading the Sales and Marketing efforts, and Chris Lee, leading the Digital Marketing.

“We have built a solid leadership team for Asia,” said Ng. “Each of the executives has cross-functional business experience, and understands how to launch and elevate a brand. Ronnie, Jeremy and Chris worked together at Red Bull Asia and helped launch the brand locally. Collectively, we are driven to put CELSIUS® fitness drinks in the hands of health-conscious consumers through our Asian expansion.”

“Furthermore, said Ng, one of the first initiatives for Celsius Asia Holdings Limited was the debut of two signature flavors, Cola and Peach Mango. The company unveiled the drinks at the recent HKXP event organized by Li Ka Shing Foundation to celebrate the 20th anniversary of the establishment of the Hong Kong Special Administrative Region (HKSAR). On the retail side, CELSIUS® fitness drinks will be available to consumers on July 10 through A.S Watson distribution.”

“The HKXP event showcased some of the most innovative lifestyle and technology companies which are redefining consumer mindsets. It’s all about functional technology,” said Ronnie Char, General Manager, Asia. “We see the intersection of both functional and technology in our portfolio, and that’s where it all makes sense. CELSIUS® has been popular in other countries, and, based on our research, we think the consumers in the Hong Kong market will enjoy a great tasting fitness drink – and incorporate its “functionality” into their innovative lifestyles.”

“The extension of our CELSIUS® brand into Hong Kong establishes our presence in Asia and provides a significant opportunity to expand in the region,” said John Fieldly, interim Chief Executive Officer and Chief Financial Officer, Celsius Holdings, Inc. “We have done our homework and are creating the brand awareness, and leveraging shelf space for fitness drinks in Hong Kong. Part of our mantra is to educate consumers about the benefits of a healthy fitness drink that our beverage portfolio provides. The debut of Cola and Peach Mango in Hong Kong are just the start of our exciting and innovative brand launch.”

Recently, Celsius Holdings, Inc. has boosted brand awareness and corporate equity with second quarter landmarks including an up-listing on the NASDAQ, the first ever (natural) line extension, and a new, second product in the portfolio, CELSIUS HEAT™. In April 2017, the CELSIUS® brand was named “Best Functional Drink” at the Innovbev Global Beverage Congress Awards held by Zenith Global, in Frankfurt, Germany. In addition, according to SPINS nationwide data, the CELSIUS® brand is now the second fastest growing ‘energy / other functional product’ (SPINS, MULO 52wks ending 4.22.17).

About A.S. Watson Group

Established in Hong Kong in 1841, A.S. Watson Group is the largest international health and beauty retailer in Asia and Europe with 13,300 stores in 25 markets. Each year, over three billion customers and members shop with our 13 retail brands, both in stores and online.

A.S. Watson Group is also a member of the world-renowned multinational conglomerate CK Hutchison Holdings Limited, which has five core businesses - ports and related services, retail, infrastructure, energy and telecommunications in over 50 countries.

Please visit www.aswatson.com for more in-depth information about A.S. Watson Group and its brands.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®’ new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, a trainer’s grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator.  CELSIUS HEAT™ is sold in 16oz cans and is available in three carbonated flavors: Inferno Punch, Cherry Lime and Blueberry Pomegranate.  CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical fitness results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium.  CELSIUS ® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaws and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides.

For more information, please visit www.celsiusholdingsinc.com

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Media Inquiries

Howard Wishner

(303) 518-0044

wish@celsius.com